Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125372

PROSPECTUS

MARCHEX, INC.

1,382,093 Shares

Class B Common Stock

This prospectus relates to 1,382,093 shares of our Class B common stock that may be sold from time to time by the selling stockholders named in this prospectus.

This offering is not being underwritten. The selling stockholders may offer the shares through public or private transactions at the market price for our Class B common stock at the time of the sale, a price related to the market price, a negotiated price or such other prices as the selling stockholders determine from time to time. See “Plan of Distribution” beginning on page 18.

All of the net proceeds from the sale of these shares of Class B common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares. We will bear the costs relating to the registration of these shares.

Our Class B common stock is quoted on the Nasdaq National Market under the symbol “MCHX.” On July 5, 2005, the last reported sale price on the Nasdaq National Market for our common stock was $15.42 per share.

You should read this prospectus carefully before you invest.

Investing in our Class B common stock involves substantial risks. See “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2005.

MARCHEX, INC.

SUMMARY

We provide technology-based merchant services that facilitate and drive growth in online transactions. We connect merchants with consumers who are searching for information, products and services on the Internet. Our platform of integrated performance-based advertising and search marketing services enables merchants to more efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and other selected Web properties. In this prospectus, the terms “Marchex,” “company,” “we,” “us” and “our” refer to Marchex, Inc. and its wholly-owned subsidiaries. We were incorporated in the State of Delaware. Our principal executive offices are located at 413 Pine Street, Suite 500, Seattle, Washington 98101 and our telephone number is (206) 331-3300.

This prospectus relates to 1,382,093 shares of our Class B common stock that may be sold from time to time by the selling stockholders named in this prospectus. The stockholders are identified in the section headed “Selling Stockholders.” We will not receive any of the proceeds for the resale of these shares.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision regarding our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to Our Company

Our limited operating history makes evaluation of our business difficult.

We were formally incorporated in January 2003. We acquired Enhance Interactive in February 2003, TrafficLeader in October 2003 and goClick in July 2004. In February 2005 we completed the acquisition of certain assets of Name Development and in April 2005 we completed the acquisition of certain assets of Pike Street Industries.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have largely incurred net losses since our inception, and we may incur net losses in the foreseeable future.

We had an accumulated deficit of $4.3 million as of March 31, 2005. While we recently achieved profitability, we may not be able to sustain it. Our net expenses may increase based on the initiatives we undertake which for instance, may include increasing our sales and marketing activities, hiring additional personnel and acquiring additional businesses. In addition, we will be required to expense the fair value of stock options granted and incur expense in connection with our employee stock purchase plans commencing January 1, 2006.

We are dependent on certain distribution partners, including Yahoo! and its subsidiaries, for distribution of our services, and we derive a significant portion of our total revenue through these distribution partners. A loss of distribution partners or a decrease in revenue from certain distribution partners could adversely affect our business. Yahoo! is also a significant customer.

A relatively small number of distribution partners currently deliver a significant percentage of traffic to our merchant listings. Yahoo!, primarily through its subsidiaries, such as Inktomi and Overture, is our largest distribution partner and delivers traffic to our merchant listings which collectively represents approximately 13% of our total revenue for quarter ended March 31, 2005. Separately, Yahoo! was responsible for 15% of our total revenue during the same period principally in respect of the revenues associated with our portfolio of domains.

Our existing agreements with many of our larger distribution partners permit either company to terminate without penalty on short notice and are primarily structured on a variable-payment basis, under which we make payments based on a specified percentage of revenue or based on the number of paid click-throughs. We intend to continue devoting resources in support of our larger distribution partners, but there are no guarantees that these relationships will remain in place over the short- or long-term. In addition, we cannot be assured that any of these distribution partners will continue to generate current levels of revenue for us. A loss of any of these distribution partners or a decrease in revenue from any one of these distribution relationships could have an adverse effect on our revenue, and the loss of any one large distribution partner could have a material adverse effect on our business, financial condition and results of operations.

Companies distributing advertising on the Internet have experienced, and will likely continue to experience, consolidation. This consolidation has reduced the number of partners that control the online advertising outlets with the most user traffic. According to comScore Media Metrix qSearch, Yahoo! Search accounted for 27% of the online searches in the United States in May 2004 and Google accounted for 37%. As a result, the larger distribution partners have greater control over determining the market terms of distribution, including placement of merchant advertisements and cost of placement. In addition, many participants in the performance-based advertising and search marketing industries control significant portions of the traffic that they deliver to advertisers. We do not believe, for example, that Yahoo! and Google are as reliant as we are on a third-party distribution network to deliver their services. This gives these companies a significant advantage over us in delivering their services, and with a lesser degree of risk.

We may incur liabilities for the activities of our merchant advertisers, distribution partners and other users of our services, which could adversely affect our business.

Many of our advertisement generation and distribution processes are automated. In most cases, merchant advertisers use our online tools and account management systems to create and submit merchant listings. These merchant listings are submitted in a bulk data feed to our distribution partners. Although we monitor our distribution partners on an ongoing basis primarily for traffic quality, these partners control the distribution of the merchant listings provided in the data feed.

As a result, we do not conduct a manual editorial review of a substantial number of our merchant listings, nor do we manually review the display of the vast majority of the merchant listings by our distribution partners. We may not successfully avoid liability for unlawful activities carried out by our merchant advertisers and other users of our services or unpermitted uses of our merchant listings by distribution partners and their affiliates.

Our potential liability for unlawful activities of our merchant advertisers and other users of our services or unpermitted uses of our merchant listings by distribution partners could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. For example, as a result of the actions of merchant advertisers in our network, we may be subject to civil claims relating to a wide variety of issues, such as privacy, gambling, promotions, and intellectual property ownership and infringement. Under agreements with certain of our larger distribution partners, we may be required to indemnify these distribution partners against any liabilities or losses resulting from the content of our merchant listings. Although our merchant advertisers indemnify us with respect to claims arising from these listings, we may not be able to recover all or any of the liability or losses incurred by us as a result of the activities of our merchant advertisers.

We have a large number of distribution partners who display our merchant listings on their networks. Our merchant listings are predominantly delivered to our distribution partners in an automated fashion through an XML data feed or data dump. Our distribution partners are required contractually to use the merchant listings that we provide in accordance with applicable law and regulation and in conformity with our publication restrictions included in our agreements, which are intended to promote the quality and validity of the traffic provided to our merchant advertisers. Nonetheless, we do not operationally control or manage these distribution partners and any breach of these agreements on the part of any distribution partner or its affiliates could result in liability for our business. These agreements include indemnification obligations on the part of our distribution partners, but there is no assurance that we would be able to collect against offending distribution partners or their affiliates in the event of a claim under these indemnification provisions.

Our insurance policies may not provide coverage for liability arising out of activities of users of our services. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our businesses. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, operating results and financial condition.

If we do not maintain and grow a critical mass of merchant advertisers and distribution partners, the value of our services could be adversely affected.

Our success depends, in part, on the maintenance and growth of a critical mass of merchant advertisers and distribution partners and a continued interest in our performance-based advertising and search marketing services. If our business is unable to achieve a growing base of merchant advertisers, our current distribution partners may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective merchant advertisers may reduce or terminate their business with us. Any decline in the number of merchant advertisers and distribution partners could adversely affect the value of our services.

We are dependent upon the quality of traffic in our network to provide value to our merchant advertisers, and any failure in our quality control could have a material adverse effect on the value of our services to our merchant advertisers.

We monitor the quality of the traffic that we deliver to our merchant advertisers. We review factors such as non-human processes, including robots, spiders, scripts or other software, mechanical automation of clicking and other sources and causes of low-traffic. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic or traffic that is deemed to be less valuable by our merchant advertisers will be provided to our merchant advertisers, which, if not contained, may be detrimental to those relationships. Low-quality traffic may prevent us from growing our base of merchant advertisers and cause us to lose relationships with existing merchant advertisers.

We may be subject to intellectual property claims, which could adversely affect our financial condition and ability to use certain critical technologies, divert our resources and management attention from our business operations and create uncertainty about ownership of technology essential to our business.

Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims, including claims of trademark infringement in connection with an acquisition of previously-owned Internet domain names, that would be costly to defend and could limit our ability to use certain critical technologies.

Any patent or other intellectual property litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology, services and property that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

We may require additional funding to meet our ongoing obligations and to pursue our business strategy, which may include the selective acquisition of businesses and technologies. In addition, we have incurred and we may incur certain obligations in the future, including:

•	We were required to make performance payments of approximately $6.2 million based on 2004 earnings to the original shareholders and certain employees of eFamily and its wholly-owned subsidiary, Enhance Interactive, which we acquired in February 2003.

•	We recently entered into agreements with Overture, pursuant to which we paid $4.5 million in an upfront payment (and an additional $674,000 in certain circumstances) and a contingent royalty based on 3.0% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016.

•	We are obligated to pay quarterly dividends to the holders of preferred stock at an annual rate of $11.875 per preferred share. Based on 230,000 outstanding shares of preferred stock issued as part of the preferred stock offering in February 2005, the annual dividend obligation would be $2.7 million.

•	If debentures are issued upon exchange of the preferred stock, we will become obligated to make interest payments to the holders of the debentures.

Following the offerings, there can be no assurance that additional financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible securities will result in further dilution to existing stockholders. If adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed businesses.

Our acquisitions could divert management’s attention, cause ownership dilution to our stockholders, cause our earnings to decrease and be difficult to integrate.

Our business strategy includes identifying, structuring, completing and integrating acquisitions. Acquisitions in the technology and Internet sectors involve a high degree of risk. We may also be unable to find a sufficient number of attractive opportunities to meet our objectives which include revenue growth, profitability and competitive market share. Our acquired companies may have histories of net losses and may expect net losses for the foreseeable future.

Acquisitions are accompanied by a number of risks that could harm our business, operating results and financial condition:

•	We could experience a substantial strain on our resources, including time and money, and we may not be successful;

•	Our management’s attention could be diverted from our ongoing business concerns;

•	While integrating new companies, we may lose key executives or other employees of these companies;

•	We may issue shares of our Class B common stock as consideration for acquisitions which may result in ownership dilution to our stockholders;

•	We could fail to successfully integrate our financial and management controls, technology, reporting systems and procedures, or adequately expand, train and manage our workforce;

•	We could experience customer dissatisfaction or performance problems with an acquired company or technology;

•	We could become subject to unknown or underestimated liabilities of an acquired entity or incur unexpected expenses or losses from such acquisitions; and

•	We could incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.

•	We may be exposed to investigations and/or audits by federal, state or other taxing authorities.

Consequently, we might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

The loss of our senior management, including our founding executive officers, could harm our current and future operations and prospects.

We are heavily dependent upon the continued services of Russell C. Horowitz, our chairman and chief executive officer, and John Keister, our president and chief operating officer, and the other members of our senior management team. Each member of our senior management team is an at-will employee and may voluntarily terminate his employment with us at any time with minimal notice. Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, each own shares of fully vested Class A common stock. Following any termination of employment, each of these employees would only be subject to a twelve-month non-competition and non-solicitation obligation with respect to our clients and customers under our standard confidentiality agreement.

Further, as of March 31, 2005, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister together controlled 90% of the combined voting power of our outstanding capital stock excluding shares of Class B common stock issuable upon conversion of preferred stock. Their collective voting control is not tied to their continued employment with Marchex. The loss of the services of any member of our senior management, including our founding executive officers, for any reason, or any conflict among our founding executive officers, could harm our current and future operations and prospects.

We may have difficulty attracting and retaining qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

In order to fully implement our business plan, we will need to attract and retain additional qualified personnel. Thus, our success will in significant part depend upon the efforts of personnel not yet identified and upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. We are also dependent on managerial and technical personnel to the extent they may have knowledge or information about our businesses and technical systems that may not be known by our other personnel. There can be no assurance that we will be able to attract and retain necessary personnel. The failure to hire and retain such personnel could adversely affect the implementation of our business plan.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors may also be adversely affected if we experience difficulty in maintaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We currently have directors’ and officers’ liability insurance, but we may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company, which could have a material adverse effect on our operations.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our Class B common stock and preferred stock on the Nasdaq National Market.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission, as well as the adoption of new and more stringent rules by the Nasdaq Stock Market.

Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of Class B common stock and preferred stock on the Nasdaq National Market could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the new internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for our first fiscal year ending on or after July 15, 2006, the requisite SEC compliance date, will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

Recently adopted changes in accounting rules and regulations, such as expensing of stock options and shares issued through employee stock purchase plans, will result in unfavorable accounting charges and may require us to change our compensation policies.

Accounting methods and policies regarding expensing stock options are subject to review, interpretation and guidance from relevant accounting authorities, including the Financial Accounting Standards Board, or FASB. For example, while we currently are not required to record stock-based compensation charges if an employee’s stock option exercise price equals or exceeds the fair value of our common stock at the date of grant, recently adopted FASB and SEC standards will requires us to expense the fair value of stock options granted commencing January 1, 2006. In addition, under such rules, we will also incur an expense in connection with our employee stock purchase plans commencing January 1, 2006. We rely heavily on stock options to compensate existing employees and attract new employees. In light of these new requirements to expense stock options and shares issued under employee stock purchase plans, we may choose to reduce our reliance on these as compensation tools. If we reduce our use of stock options and the employee stock purchase plan, it may be more difficult for us to attract and retain qualified employees and we may need to compensate our employees with greater amounts of cash or other incentives. If we do not reduce our reliance on stock options and the employee stock purchase plan, our reported losses will increase. Further changes to interpretations of accounting methods or policies in the future may require us to adversely revise how our financial statements are prepared.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules require that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, the quarterly amortization expense is increased or decreased.

We have substantial goodwill and other intangible assets, and we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

We may not be able to realize the intended and anticipated benefits from the Name Development and Pike Street asset acquisitions, which could affect the value of the asset acquisition to our business and our ability to meet our financial obligations and targets.

We may not be able to realize the intended and anticipated benefits that we currently expect from the Name Development and Pike Street asset acquisitions. These intended and anticipated benefits include increasing our cash flow from operations, broadening our distribution offerings and delivering services that strengthen our merchant relationships.

Factors that could affect our ability to achieve these benefits include:

•

A significant amount of revenue attributed to our domain name assets comes through our agreement with Yahoo! and its subsidiaries. Under our agreement, Yahoo! has certain limited exclusive and preferential rights with respect to the commercialization of these domain names and Web properties through paid listings. Yahoo! controls the delivery of a portion of the paid listings to these domain names and Web properties. As a result, the monetization of these properties will initially be largely dependent on the revenue from the paid listings allocated by Yahoo! and its subsidiaries to these properties. This allocation may depend on Yahoo!’s advertiser base, internal policies in effect from time to time, perceived quality of traffic, origin of traffic, history of performance and conversion, technical and network changes made by Yahoo!, among many factors and determinations which may or may not be controlled by us or known to us.

•	We will need to continue to acquire commercially valuable Internet domain names to grow our presence in the field of direct navigation. We will need to continuously improve our technologies to acquire valuable Internet domain names as competition in the marketplace for appropriate Internet domain names intensifies. Our domain name acquisition efforts are subject to rules and guidelines established by registries which maintain Internet domain name registrations and the registrars which process and facilitate Internet domain name registrations. The registries and registrars may change the rules and guidelines for acquiring Internet domains in ways that may prove detrimental to our domain acquisition efforts.

•	The business of direct navigation is dependent on current technologies and user practices. If browser or search technologies were to change significantly, the practice of direct navigation may be altered to our disadvantage.

•	Some of our existing distribution partners may perceive direct navigation as a competitive threat and therefore may decide to terminate their agreements with us because of the Name Development and Pike Street asset acquisitions.

•	We intend to apply our technology and expertise to geography-specific Web properties that we believe are under-commercialized and not yet mature from a monetization perspective. However, if the current disparities in traffic and monetization of such search terms do not narrow in a favorable way, we may expend significant company resources on business efforts that do not realize the results we anticipate.

If the acquired assets are not integrated into our business as we anticipate, we may not be able to achieve these benefits or realize the value paid for the asset acquisitions, which could materially harm our business, financial condition and results of operations.

We may experience unforeseen liabilities in connection with the Name Development and Pike Street asset acquisitions or our acquisition of other Internet domain names, which could negatively impact our financial results.

The Name Development and Pike Street asset acquisitions involve the acquisition of a large number of previously-owned Internet domain names. Furthermore, we have separately acquired and intend to continue to acquire in the future additional previously-owned Internet domain names. In some cases, these acquired names may have trademark significance that is not readily apparent to us or is not identified by us in the bulk purchasing process. As a result we may face demands by third party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet domain names under the Uniform Domain Name Dispute Resolution Policy administered by ICANN or actions under the U.S. Anti-Cybersquatting Consumer Protection Act.

We intend to review each claim or demand which may arise from time to time on its merits on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Regulation could reduce the value of the Internet domain names acquired or negatively impact the Internet domain acquisition process, which could significantly impair the value of the asset acquisition.

The Name Development business includes the registrations of thousands of Internet domain names both in the United States and internationally. Name Development acquired previously-owned Internet domain names that have expired and have been offered for sale by Internet domain name registrars following the period of permitted reclamation by their prior owners. Furthermore, we have separately acquired and intend to continue to acquire in the future additional previously-owned Internet domain names, including in connection with the Pike Street asset acquisition.

The acquisition of Internet domain names generally is governed by regulatory bodies. The regulation of Internet domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional requirements for previously-owned Internet domain names or modify the requirements for holding Internet domain names. As a result, we might not acquire or maintain names that contribute to our financial results in the same manner as reflected in the historical financial results of Name Development and Pike Street. Because certain Internet domain names are important assets which support the valuation of the Name Development and Pike Street asset acquisitions, a failure to acquire or maintain such Internet domain names could adversely affect our financial results and our growth. Any impairment in the value of these important assets could cause our stock price to decline.

Risks Relating to Our Business and Our Industry

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive and changing environment. We principally compete with other companies which offer services in five main areas:

•	sales to merchant advertisers of pay-per-click services;

•	sales to merchant advertisers of feed management services;

•	aggregation or optimization of online advertising for distribution through search engines, product shopping engines, directories, Web sites or other outlets;

•	delivery of online advertising to end users or customers of merchants through destination Web sites or other distribution outlets; and

•	services that allow merchants to manage their advertising campaigns across multiple networks and track the success of these campaigns.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us. Despite the fact that we currently work with several of our potential competitors, there are no guarantees that these companies will continue to work with us in the future.

We currently or potentially compete with a variety of companies, including FindWhat.com, Google, Microsoft and Yahoo! Many of these actual or perceived competitors also currently or may in the future have business relationships with us, particularly in distribution. Going forward, however, these companies may terminate their relationships with us. Furthermore, our competitors may be able to secure agreements with us on more favorable terms, which could reduce the usage of our services, increase the amount payable to our distribution partners, reduce total revenue and thereby have a material adverse effect on our business, operating results and financial condition.

We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position in the search marketing services industry.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	better geographic coverage;

•	larger customer bases;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

Currently, and in the future, as the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may not be competitive.

The market for our products and services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive products and services. We believe that our future success will depend, in part, upon our ability to develop our products and services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

•	fire;

•	floods;

•	network failure;

•	hardware failure;

•	software failure;

•	power loss;

•	telecommunications failures;

•	break-ins;

•	terrorism, war or sabotage;

•	computer viruses;

•	denial of service attacks;

•	penetration of our network by unauthorized computer users and “hackers” and other similar events;

•	natural disaster; and

•	other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons.

If we fail to address these issues in a timely manner, we may lose the confidence of our merchant advertisers and distribution partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer.

We rely on third party technology, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party colocation providers to host our main servers. If these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current colocation providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

We may not be able to protect our intellectual property rights, which could result in our competitors marketing competing products and services utilizing our intellectual property and could adversely affect our competitive position.

Our success and ability to compete effectively are substantially dependent upon our internally developed and acquired technology and data resources, which we protect through a combination of copyright, trade secret, and patent and trademark law. To date, we have filed two provisional patent applications with the United States Patent and Trademark Office, and two non-provisional patent applications based on the two filed provisional applications in the United States and via the Patent Cooperation Treaty designating all member countries. In the future, additional patents may be filed with respect to internally developed or acquired technologies. Our industry is highly competitive and many individuals and companies have sought to patent processes in the industry. In addition, the patent process takes several years and involves considerable expense. Further, patent applications and patent positions in our industry are highly uncertain and involve complex legal and factual questions due in part to the number of competing technologies. As a result, we may not be able to successfully prosecute these patents, in whole or in part, or any additional patent filings that we may make in the future. We also depend on our trade name and domain names. We may not be able to adequately protect our technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect our intellectual property in some foreign jurisdictions in which we may plan to enter. If we fail to obtain and maintain patent or other intellectual property protection for our technology, our competitors could market competing products and services utilizing our technology. Any such failure could have a material adverse effect on our business.

Despite our efforts to protect our proprietary rights, unauthorized parties domestically and internationally may attempt to copy or otherwise obtain and use our services, technology and other intellectual property. We cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and merchant advertisers.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our Class B common stock and the trading price of our preferred stock.

Our quarterly results of operations might fluctuate due to seasonality, which could adversely affect our growth rate and in turn the market price of our securities.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and in turn the market price of our securities.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by merchants could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact merchant-consumer transactions. If there were to be a general economic downturn that affected consumer activity in particular, however slight, then we would expect that business entities, including our merchant advertisers and potential merchant advertisers, could substantially and immediately reduce their advertising and marketing budgets. We believe that during periods of lower consumer activity, merchant spending on advertising and marketing is more likely to be reduced, and more quickly, than many other types of business expenses. These factors could cause a material adverse effect on our operating results.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users, including the risk of identity theft, may inhibit the growth of the Internet and other online services, especially online commerce. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease or less than anticipated growth in Internet usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may continue to suffer losses as a result of fraudulent data or payment failure by merchant advertisers.

We have suffered losses and may continue to suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions adequately could reduce our net revenue and gross margin. In addition, under limited circumstances, we extend credit to merchant advertisers who may default on their accounts payable to us or fraudulently “charge-back” amounts on their credit cards for services that have already been delivered by us.

Government regulation of the Internet may adversely affect our business and operating results.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state levels have enacted and are considering various laws and regulations relating to the Internet. Individual states may also enact stricter consumer legislation that affects the conduct of our business.

Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. For example, as a result of the actions of merchant advertisers in our network, we may be subject to the application of existing laws and regulations relating to a wide variety of issues such as privacy, gambling, sweepstakes, promotions, financial market regulation, and intellectual property ownership and infringement. In addition, existing laws that regulate or require licenses or permits for certain businesses of merchant advertisers may be unclear in their application to our business, including those related to insurance and securities brokerage, law offices and pharmacies. Our business may be negatively affected by a variety of new or existing laws and regulations, which may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business. The existing federal laws include, among others:

•	The Digital Millennium Copyright Act and its related safe harbors are intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights or other rights of others.

•	The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children, and they impose additional restrictions on the ability of online services to collect user information from minors.

•	The Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

•	The CAN-SPAM Act of 2003 and certain state laws are intended to impose limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

•	The Electronic Communications Privacy Act is intended to protect the privacy of e-mail and other electronic communications.

Courts may apply each of these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. Among the types of legislation currently being considered at the federal and state levels are consumer laws regulating the practices for software applications or downloads and the use of “cookies” and these laws may introduce requirements for user consent and other restrictions. These proposed laws are intended to target applications often referred to as spyware, invasiveware or adware, although the scope may also include some software applications currently used in the online advertising industry to serve and distribute advertisements.

Many of the services of the Internet are automated, and companies such as ours may be unknowing conduits for illegal or prohibited materials. It is not known how courts will rule in many circumstances; for example, it is possible that courts could find strict liability or impose “know your customer” standards of conduct in some circumstances. Although we may not be directly involved in any of these practices, under current and future regulation we may ultimately be held responsible for the actions of our merchant advertisers or distribution partners.

We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation will be adopted by federal and state governments with respect to user privacy. Such legislation could negatively affect our business.

Additionally, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for our products and services based upon existing laws. Any such prosecution or costs incurred in addressing foreign laws could negatively affect our business.

The restrictions imposed by, and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Future regulation of search engines may adversely affect the commercial utility of our search marketing services.

The Federal Trade Commission, or FTC, has recently reviewed the way in which search engines disclose paid placements or paid inclusion practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid inclusion is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid placement or paid inclusion listings on search results. Such disclosures if ultimately mandated by the FTC or voluntarily made by us may reduce the desirability of our paid placement and paid inclusion services. We believe that some users will conclude that paid search results are not subject to the same relevancy requirements as non-paid search results, and will view paid search results less favorably. If such FTC disclosure reduces the desirability of our paid placement and paid inclusion services, and “click-throughs” of our paid search results decrease, our business could be adversely affected.

State and local governments may in the future be permitted to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services. In addition, we may be required to pay additional income, sales, or other taxes.

On November 19, 2004, the federal government passed legislation placing a three-year ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions. Unless the ban is extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation’s expiration in November 2007. An increase in taxes may make electronic commerce transactions less attractive for merchants and businesses, which could result in a decrease in the level of usage of our services. Additionally, from time to time, various state, federal and other jurisdictional tax authorities undertake reviews of the Company and the Company’s filings. In evaluating the exposure associated with various tax filing positions, the Company on occasion accrues charges for probable exposures. We cannot predict the outcome of any of these reviews.

Risks Relating to our Common Stock and Preferred Stock

Our Class B common stock price has been and is likely to continue to be highly volatile. The price of our Class B common stock, and therefore the value of the preferred stock, may fluctuate significantly, which may make it difficult for holders to resell the preferred stock or the shares of our Class B common stock issuable upon conversion thereof when desired or at attractive prices.

The trading price of our Class B common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering, the closing sale price of our Class B common stock on the Nasdaq National Market ranged from $8.56 to $24.71 per share through March 31, 2005. Our stock price may fluctuate in response to a number of events and factors, which may be the result of our business strategy or events beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	announcements by us or our competitors of significant contracts, acquisitions, financings, commercial relationships, joint ventures or capital commitments;

•	registration of additional shares of Class B common stock in connection with a strategic transaction;

•	actual or anticipated fluctuations in our operating results;

•	developments concerning our various strategic collaborations;

•	lawsuits initiated against us or lawsuits initiated by us;

•	announcements of acquisitions or technical innovations;

•	potential loss or reduced contributions from distribution partners or merchant advertisers;

•	changes in earnings estimates or recommendations by analysts;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

In addition, the stock market in general, and the Nasdaq National Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our Class B common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not judgment is entered against us, could result in substantial costs and potentially economic loss, and a diversion of our management’s attention and resources, any of which could seriously harm our financial condition. Additionally, there can be no assurance that an active trading market of our Class B common stock will be sustained.

Because our shares of the preferred stock are convertible into shares of Class B common stock, volatility or depressed prices for our Class B common stock could have a similar effect on the value of the preferred stock. Holders who receive Class B common stock upon conversion also will be subject to the risk of volatility and depressed prices of our Class B common stock.

If we, or our existing stockholders, sell additional shares of our Class B common stock, the market price of our Class B common stock and therefore our preferred stock could decline.

We have a substantial number of shares of Class B common stock that are eligible for resale, including:

•	Upon completion of our recent common stock and preferred stock offerings, we had 22,711,461 shares of Class B common stock outstanding.

•	As of March 31, 2005, we had issued options for 4,676,470 shares of Class B common stock. We have also issued shares in connection with our initial financing and our prior acquisitions, of which 20,279,063 are eligible for resale under Rule 144.

•	As of March 31, 2005, we had 101,838,839 shares of authorized but unissued shares of our Class B common stock that are available for future sale.

•	Approximately 11,987,500 of our shares of Class A common stock and 8,171,563 of our shares of Class B common stock are subject to piggyback registration rights. We also may enter into additional registration rights agreements in the future in connection with any subsequent acquisitions we may undertake. Any sales of our common stock under these registration rights arrangements with these stockholders could be negatively perceived in the trading markets and negatively affect the price of our common stock.

The market price of our Class B common stock and our preferred stock as well could decline as a result of sales of a large number of shares of our Class B common stock in the market, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Our founding executive officers control the outcome of stockholder voting, and there may be an adverse effect on the price of our Class B common stock due to the disparate voting rights of our Class A common stock and our Class B common stock.

As of March 31, 2005, Russell C. Horowitz, Ethan A. Caldwell, Peter Christothoulou and John Keister, our founding executive officers, beneficially owned 96% of the outstanding shares of our Class A common stock, which shares represented 89% of the combined voting power of all outstanding shares of our capital stock. These founding executive officers together control 90% of the combined voting power of all outstanding shares of our capital stock excluding shares of Class B common stock issuable upon conversion of the preferred stock. The holders of our Class A common stock and Class B common stock have identical rights except that the holders of our Class B common stock are entitled to one vote per share, while holders of our Class A common stock are entitled to twenty-five votes per share on all matters to be voted on by stockholders. This concentration of control could be disadvantageous to our other stockholders with interests different from those of these founding executive officers. This difference in the voting rights of our Class A common stock and Class B common stock could adversely affect the price of our Class B common stock to the extent that investors or any potential future purchaser of our shares of Class B common stock give greater value to the superior voting rights of our Class A common stock.

Further, as long as these founding executive officers have a controlling interest, they will continue to be able to elect all or a majority of our board of directors and generally be able to determine the outcome of all corporate actions requiring stockholder approval. As a result, these founding executive officers will be in a position to continue to control all fundamental matters affecting our company, including any merger involving, sale of substantially all of the assets of, or change in control of, our company. The ability of these founding executive officers to control our company may result in our Class B common stock trading at a price lower than the price at which it would trade if these founding executive officers did not have a controlling interest in us. This control may deter or prevent a third party from acquiring us which could adversely affect the market price of our Class B common stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our by-laws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Class B common stock. The following are examples of such provisions in our certificate of incorporation, as amended, or our by-laws:

•	the authorized number of our directors can be changed only by a resolution of our board of directors;

•	advance notice is required for proposals that can be acted upon at stockholder meetings;

•	there are limitations on who may call stockholder meetings; and

•	our board of directors is authorized, without prior stockholder approval, to create and issue “blank check” preferred stock.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock. The application of Section 203 of the Delaware General Corporation Law could have the effect of delaying or preventing a change of control of our company.

Conversion of our convertible preferred stock will dilute the interests of our existing Class B common stockholders.

The conversion of some or all of the preferred stock will dilute the interests of our existing Class B common stockholders. Sales in the public market of shares of Class B common stock issued upon conversion would apply downward pressure on the prevailing market price. In addition, the mere issuance of the preferred stock represents a future issuance, and perhaps a future sale, of our Class B common stock to be acquired upon conversion, which could depress trading prices for our Class B common stock.

We anticipate that we will retain our future earnings except for the payment of dividends on the preferred stock, and as a result holders of Class B common stock are not likely to receive dividends.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and to make periodic installments of the dividend on the preferred stock. Therefore, holders of Class B common stock are not likely to receive dividends in the foreseeable future. In addition, dividends, if and when paid, may be subject to income tax withholding.

We may not be able to pay dividends on the preferred stock, which could impair its value.

Under Delaware law, dividends to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year or the fiscal year before which the dividend is declared. Our ability to pay dividends in the future will depend on our financial results, liquidity and financial condition. We can not be sure that we will have the surplus or profits to make periodic dividend payments, and we can not be sure that we will be able to pay the periodic installments of the dividend on the preferred stock.

The market price of the preferred stock may decline.

If an active trading market does not develop, the market price and liquidity of the preferred stock will be adversely affected. Even if an active trading market for the preferred stock were to develop, the preferred stock could trade for less than the public offering price, depending on many factors, including prevailing interest rates, our operating results and the markets for similar securities, and such active trading market could cease to continue at any time. In addition, if the preferred stock is exchanged for debentures, we are not obligated to list the debentures and cannot assure you that a market for the debentures will develop.

There may be tax consequences to the holders if we exchange preferred stock for debentures.

An exchange of the preferred stock for debentures will be a taxable event for federal income tax purposes which may result in tax liability to the holders without any corresponding receipt of cash by the holder. Such an exchange may be taxable as a dividend distribution to the extent of our current and accumulated earnings and profits, and may be subject to withholding tax if the exchanging stockholder is a Non-U.S. Holder.

Our current and future payment obligations or indebtedness will have priority over a preferred stock liquidation preference and accrued dividend payment obligation in the event of our liquidation, dissolution or winding-up.

The terms of the preferred stock do not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring indebtedness or other liabilities, pledging assets to secure such indebtedness and liabilities, paying dividends, or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of indebtedness by us or our subsidiaries and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay accrued dividends under the terms of the preferred stock.

If we incur indebtedness, the holders of that debt will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding-up of us paid to holders of the preferred stock.

The rights of holders of the Class B common stock will be junior to the rights of holders of the preferred stock in the event of our liquidation, dissolution or winding-up.

The terms of the preferred stock provide that holders will receive a preference over the other equity securities of the company upon its liquidation, dissolution or winding-up. This liquidation preference is equal to $250 per share of preferred stock plus all accrued and unpaid dividends through the distribution date. These rights of payment are senior to the liquidation rights of the holders of the Class B common stock. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding-up of us paid to holders of the Class B common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended,. All statements other than statements of historical facts contained in this prospectus, including statements regarding the benefits and risks associated with the recent Name Development and Pike Street asset acquisitions, our future operating results, financial position, and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

Market data and forecasts used in this prospectus, including for example, estimates of the size and growth rates of the performance-based advertising and search marketing industries, the Internet advertising and transaction markets and the direct navigation markets generally, have been obtained from independent industry sources, unless otherwise noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class B common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering for resale a total of up to 1,382,093 shares of Class B common stock held by the selling stockholders. The selling stockholders are (i) Name Development Ltd., which acquired 419,659 shares of our Class B common stock in connection with our purchase of certain assets of Name Development Ltd., (ii) Edward C. Yim and Daniel B. Chappelle, each of whom acquired 227,576 shares of Class B common stock in connection with our purchase of certain assets of Pike Street Industries, Inc., (iii) John Babina III who acquired 433,541 shares of Class B common stock in connection with our acquisition of goClick.com, Inc., 429,441 of which are being registered hereby, (iv) Sanders Morris Harris Inc. which acquired warrants to purchase up to an aggregate of 60,000 shares of Class B common stock in connection with the closing of our initial public offering in April 2004, 30,587 of which are being registered hereby, and (v) National Securities Corporation and/or its designees which acquired warrants to purchase up to an aggregate of 60,000 shares of Class B common stock in connection with the closing of our initial public offering in April 2004, 47,254 of which are being registered hereby. The table below sets forth, to the Company’s knowledge, the following information regarding the selling stockholders as of May 11, 2005:

•	The name of the selling stockholder;

•	The number of shares of our Class B common stock owned by the selling stockholder on the date of this prospectus prior to the offering for resale of any of the shares being registered by the registration statement of which this prospectus is a part;

•	The number of shares of our Class B common stock that may be offered for resale by the selling stockholder pursuant to this prospectus;

•	The number of shares of our Class B common stock to be held by the selling stockholder after the resale of the offered shares; and

•	The percent of ownership of our Class B common stock of each selling stockholder, if such percentage exceeds one percent of our total outstanding Class B common stock.

Name of Beneficial Owner	Beneficial Ownership Prior to Offering		Beneficial Ownership After Offering
	Number of Shares	Shares to be Sold	Number of Shares (1)	Percent of Class B Shares
Name Development Ltd.	419,659	419,659	0	0
Edward C. Yim (2)	227,576	227,576	0	0
Daniel B. Chappelle (3)	227,576	227,576	0	0
John Babina III (4)	429,441	429,441	0	0
Sanders Morris Harris Inc.	30,587	30,587	0	0
National Securities Corporation	13,254	13,254	0	0
Bob Mathews (5)	124,000	8,000	116,000	*
Mark Goldwasser (5)	7,000	7,000	0	0
Michael Bresner (5)	6,500	6,500	0	0
Brian Friedman (5)	6,000	6,000	0	0
Robert Daskal (5)	4,000	4,000	0	0
Leo Satriawan (5)	500	500	0	0
Ross Langill (5)	1,000	1,000	0	0
Peter Rettman (5)	1,000	1,000	0	0

Total:	1,498,093	1,382,093	116,000	*

(1)	Assumes that all the shares of Class B common stock that may be offered hereunder are sold and the selling stockholders acquire no additional shares of our Class B common stock before the completion of this offering.
(2)	Edward C. Yim was one of the stockholders of Pike Street Industries, Inc. and is a current employee of the Company. The number of shares to be sold hereunder includes those shares issued in connection with the closing of the transaction which were placed in escrow for a period of 12 months from the closing date (upon release from escrow) and those shares which are subject to vesting over the three year period from the closing date and forfeiture upon the occurrence of certain events (as such shares vest).
(3)	Daniel B. Chappelle was one of the stockholders of Pike Street Industries, Inc. and is a current employee of the Company. The number of shares to be sold hereunder includes those shares issued in connection with the closing of the transaction which were placed in escrow for a period of 12 months from the closing date (upon release from escrow) and those shares which are subject to vesting over the three year period from the closing date and forfeiture upon the occurrence of certain events (as such shares vest).
(4)	John Babina III was the sole stockholder of goClick.com, Inc. The number of shares to be sold hereunder includes those shares issued in connection with the closing of the transaction which were placed in escrow for a period of 12 months from the closing date (upon release from escrow).

(5)	In January of 2005, National Securities Corporation transferred an aggregate of 34,000 warrants to purchase shares of our Class B common stock to the above eight officers, directors and/or employees of National Securities Corporation pursuant to the terms of that certain representative’s warrant agreement dated April 5, 2004. The above share amounts assume exercise in full of the warrants to purchase shares of the Company’s Class B common stock.
*	Less than one percent.

The information regarding the selling stockholders may change from time to time. If required, we will describe these changes in one or more prospects supplements.

PLAN OF DISTRIBUTION

The selling stockholders may use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholders that the prospectus is not available at that particular time. The selling stockholders will determine if, when and how it will sell the shares it owns. Any sales may occur in one or more of the following types of transactions (including block transactions):

•	transactions on the Nasdaq National Market or any other organized market or quotation system where the shares may be traded,

•	privately negotiated transactions between a selling stockholder and a purchaser, or

•	transactions effected with or through a broker-dealer acting as either agent or principal.

These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, or the delivery of the shares to replace shares that were previously borrowed from another stockholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or as a result of a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholders and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of these shares. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

The selling stockholders have advised us that he, she or it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of such shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Class B common stock and activities of the selling stockholders.

LEGAL MATTERS

Certain legal matters with respect to the shares of Class B common stock offered hereby will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP. A partner in the law firm of DLA Piper Rudnick Gray Cary US LLP beneficially owns 35,500 shares of Class B common stock.

EXPERTS

The consolidated financial statements of Marchex, Inc. and subsidiaries as of December 31, 2004, and for the period from January 17, 2003 (inception) through December 31, 2003 and the year ended December 31, 2004, and the financial statements of the Predecessor to Marchex, Inc. for the period from January 1, 2003 through February 28, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The financial statements of goClick.com, Inc. as of December 31, 2003 and for the year then ended and the financial statements of Name Development Ltd. as of June 30, 2003 and 2004 and for each of the years in the two-year period ended June 30, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC’s public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549). You can also obtain copies of these materials from the SEC’s public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0300 for further information about the public reference rooms. The SEC also maintains a web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information about companies that file these reports electronically with the SEC. Our SEC filings are also available on our website at http://www.marchex.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

1.	Our Annual Report on Form 10-KSB for the year ended December 31, 2004;

2.	Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005;

3.	The following Current Reports on Form 8-K furnished or filed, as the case may be, to or with the SEC since December 31, 2004:

•	Current Report dated February 9, 2005 and filed/furnished to the SEC on February 15, 2005, reporting under Items 1.01, 2.01, 3.02, 3.03, 5.03, 7.01 and 9.01, with respect to the announcement of the closing of the public offering of shares of Class B common stock and 4.75% convertible exchangeable preferred stock and the closing of the Name Development asset acquisition; provided, however, that Marchex does not incorporate by reference any information contained in, or exhibits submitted on, the Form 8-K that was expressly furnished and not filed.

•	Current Report dated April 26, 2005 and filed with the SEC on May 2, 2005, reporting under Items 1.01, 2.01, 3.02 and 9.01, with respect to the announcement of the acquisition of certain assets of Pike Street Industries, Inc.

•	Current Report dated May 27, 2005 and filed with the SEC on May 31, 2005, reporting under Items 8.01 and 9.01, with respect to the filing of certain additional Name Development Ltd. financial statements and certain proforma condensed financial statements of Marchex relative to the acquisition of certain assets of Name Development Ltd.

4.	The portions of our proxy statement on Schedule 14A filed with the SEC on April 18, 2005 that are incorporated by reference into our annual report on Form 10-KSB for the year ended December 31, 2004; and

5.	The financial statements of Name Development Ltd. as of and for the years ended June 30, 2003 and 2004 and the financial statements of goClick.com, Inc. as of and for the year ended December 31, 2003 and the unaudited interim financial statements of goClick.com, Inc. as of June 30, 2004 and for the six months ended June 30, 2003 and 2004, contained in our prospectus with respect to our Class B common stock filed pursuant to Rule 424(b) on February 10, 2005;

6.	The description of our Class B common stock contained in our registration statement on Form 8-A, filed on March 30, 2004;

7.	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about our Class B common stock.

We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, Washington 98101

(206) 331-3300

Attention: Ethan A. Caldwell, General Counsel & Chief Administrative Officer

You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. These securities are not offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and, is therefore, unenforceable.

Marchex, Inc.

1,382,093 Shares

Class B Common Stock

PROSPECTUS

July 8, 2005